Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended June 30, 2021

Chicago, IL, August 16, 2021 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended June 30, 2021.

“Our PDN Network continued to build off if its strong first quarter with another successful second quarter as we believe that the sustained corporate and political awareness in terms of greater investment in diversity recruitment and inclusion initiatives continue to benefit the Company, and in turn society as a whole. We remain committed to strengthening the financial position of the Company through investing in our operating segments to drive organic growth, synergetic acquisitions, and timely equity transactions.” said Adam He, CEO of Professional Diversity Network.

Second Quarter Financial Highlights:

●	Total consolidated revenues increased $0.5 million or 54 percent as compared to the same period in the prior year. PDN Network segment revenues increased $0.6 million or 101 percent compared to revenues during the same period in the prior year. The increase in PDN Network segment revenues was attributable to continued new client acquisitions and continued growth in our recruitment business as a result of increased political and corporate diversity and inclusion efforts. Revenues for the three months ended June 30, 2021 from the NAPW segment decreased approximately $0.1 million as compared to the same period in the prior year. The decrease in revenues was primarily due to a decrease in legacy membership retention rates and the continued effects of COVID-19.

●	Basic and diluted net loss per share improved by $0.13, from a net loss per share of $0.17 during the three months ended June 30, 2020, as compared to a net loss per share of $0.04 during the three months ended June 30, 2021.

●	As of June 30, 2021, cash balances were $2.5 million. The Company raised approximately $1.0 million from the issuance of common stock during the three months ended June 30, 2020 for which there was no comparable transaction in the current period.

●	On July 9, 2021, the Company closed the registered direct offering, pursuant to which certain institutional accredited investors purchased 1,470,588 shares of the Company’s common stock, par value $0.01 per share, at a per share price equal to $1.70 for gross proceeds of $2,499,999.60.

Financial Results for the Three Months Ended June 30, 2021

Revenues

Total revenues for the three months ended June 30, 2021 increased approximately $509,000, or 54 percent to approximately $1,460,000 from approximately $952,000 during the same period in the prior year. The increase was predominately attributable to an approximate $580,000 increase in recruitment services revenues in the current period, partially offset by an approximate $95,000 decrease in legacy membership fees and related services revenues, as compared to the same period in the prior year.

During the three months ended June 30, 2021, our PDN Network generated approximately $1,152,000 in revenues compared to approximately $572,000 in revenues during the three months ended June 30, 2020, an increase of approximately $580,000 or 101 percent. The increase in revenues was predominately driven by improvements made to our e-commerce platform and new sales collaborations, higher new client acquisitions and a continued investment in diversity recruitment initiatives by our clients.

During the three months ended June 30, 2021, our NAPW Network revenues were approximately $258,000, compared to revenues of approximately $353,000 during the same period in the prior year, a decrease of approximately $95,000 or 27 percent. The decrease in revenues was primarily due to a continued decrease in legacy membership retention rates and the continued effects of COVID-19 as new membership enrollment is showing signs of returning. We believe that the membership services that we provide to our customers turned into a discretionary spending item choice during 2020 and through the current period of fiscal 2021 and the services that we provide were postponed as a result of the financial and economic impact of COVID-19.

Costs and Expenses

Cost of revenues during the three months ended June 30, 2021 was approximately $260,000, an increase of approximately $90,000 or 53 percent from approximately $170,000 during the same period of the prior year, as a result of increased revenues.

General and administrative expenses decreased by approximately $962,000, or 46.4 percent, to approximately $1,112,000 during the three months ended June 30, 2021, as compared to the same period in the prior year. The decrease was primarily a result of reductions in professional services charges of approximately $700,000, stock-based compensation costs of approximately $195,000, and payroll related costs of approximately $110,000, as compared to the same period in the prior year. Offsetting the decrease was a non-cash charge to litigation settlement reserve of $75,000 and a non-recurring charge for employee related costs of approximately $67,000.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended June 30, 2021, we incurred a net loss of approximately $590,000 from continuing operations, an improvement of approximately $1,192,000 or 67 percent, compared to a net loss of approximately $1,781,000 during the three months ended June 30, 2020.

Financial Results for the Six Months Ended June 30, 2021

Revenues

Total revenues for the six months ended June 30, 2021 increased approximately $1,011,000, or 52 percent to approximately $2,945,000 from approximately $1,934,000 during the same period in the prior year. The increase was predominately attributable to an approximate $1,188,000 increase in recruitment services revenues in the current period, partially offset by an approximate $216,000 decrease in legacy membership fees and related services revenues, as compared to the same period in the prior year.

During the six months ended June 30, 2021, our PDN Network generated approximately $2,421,000 in revenues compared to approximately $1,193,000 in revenues during the six months ended June 30, 2020, an increase of approximately $1,228,000 or 103 percent. The increase in revenues was predominately driven by improvements made to our e-commerce platform and new sales collaborations, higher new client acquisitions and a continued investment in diversity recruitment initiatives by our clients.

During the six months ended June 30, 2021, our NAPW Network revenues were approximately $524,000, compared to revenues of approximately $741,000 during the same period in the prior year, a decrease of approximately $217,000 or 29 percent. The decrease in revenues was primarily due to a continued decrease in legacy membership retention rates and the continued effects of COVID-19 as new membership enrollment slowly returns. We believe that the membership services that we provide to our customers turned into a discretionary spending item during 2020 and the first three months of 2021 and the services that we provide were postponed as a result of the financial and economic impact of COVID-19.

Costs and Expenses

Cost of revenues during the six months ended June 30, 2021 was approximately $521,000, an increase of approximately $178,000, or 52 percent, from approximately $343,000 during the same period of the prior year, as a result of increased revenues.

General and administrative expenses for the six months ended June 30, 2021 were approximately $2,430,000, a decrease of approximately $1,305,000, or 35 percent, from approximately $3,735,000 during the same period in the prior year. The decrease was primarily a result of a reduction in professional services charges of approximately $850,000, litigation settlement reserve of $450,000 recorded in the first quarter of 2020, partially offset by an increase in litigation settlement reserve of $75,000 in the second quarter of 2021, and a decrease in stock-based compensation costs of approximately $88,000, as compared to the same period in the prior year. Partially offsetting the decrease was a non-recurring charge for employee related costs of approximately $67,000.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the six months ended June 30, 2021, we incurred a net loss of approximately $1,345,000 from continuing operations, an increase of approximately $1,859,000 or 58 percent, compared to a net loss of approximately $3,203,000 during the same period in the prior year.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	June 30, 2021	December 31, 2020
Current Assets:
Cash and cash equivalents	$2,507	$2,118
Other current assets	1,506	1,403
Total current assets	$4,013	$3,521
Long-term assets	1,891	5,152
Total Assets	$5,904	$8,673

Total current liabilities	$4,751	$4,677
Total long-term liabilities	618	650
Total liabilities	$5,369	$5,327

Total stockholders’ equity	535	3,346
Total liabilities and stockholders’ equity	$5,904	$8,673

Summary of Financial Operations

	Six Months Ended June 30,		Change	Change
	2021	2020	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$521	$737	$(216)	(29.3)%
Recruitment services	2,327	1,139	1,188	104.3%
Products sales and other	3	3	-	-%
Consumer advertising and marketing solutions	94	55	39	71.7%
Total revenues	$2,945	$1,934	$1,011	52.3%

Cost and expenses:
Cost of revenues	$521	$343	$178	51.8%
Sales and marketing	1,300	984	316	32.2%
General and administrative	2,430	3,735	(1,305)	(34.9)%
Depreciation and amortization	59	100	(41)	(41.2)%
Total pre-tax cost and expenses:	$4,310	$5,162	$(852)	(16.5)%

Loss from continuing operations	$(1,345)	$(3,203)	$1,858	58.0%

Basic and diluted loss per share:
Continuing operations	$(0.10)	$(0.33)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	13,368,449	9,951,759

	Three Months Ended June 30,		Change	Change
	2021	2020	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$258	$353	$(95)	(26.9)%
Recruitment services	1,152	572	580	101.4%
Products sales and other	2	2	-	-%
Consumer advertising and marketing solutions	49	25	24	96.0%
Total revenues	$1,461	$952	$509	53.5%

Cost and expenses:
Cost of revenues	$260	$170	$90	52.9%
Sales and marketing	600	459	141	30.7%
General and administrative	1,1112	2,074	(962)	(46.4)%
Depreciation and amortization	29	48	(19)	(39.6)%
Total pre-tax cost and expenses:	$2,001	$2,751	$(750)	(27.3)%

Loss from continuing operations	$(588)	$(1,782)	$1,194	67.0%

Basic and diluted loss per share:
Continuing operations	$(0.04)	$(0.17)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	13,472,385	10,933,614

Summary of Cash Flows from Continued Operations

	Six Months Ended June 30,
Cash (used in) provided by continued operations	2021	2020
Operating activities	$(663)	$(1,913)
Investing activities	(80)	(7)
Financing activities	1,167	2,151
Net increase in cash and cash equivalents from continued operations	$424	$231

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following table provides a reconciliation of net loss from continuing operations to Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended June 30,
	2021	2020
	(in thousands)
Loss from Continuing Operations	$(590)	$(1,781)
Stock-based compensation	203	378
Litigation settlement reserve	75	258
Depreciation and amortization	29	48
Interest and other income	(2)	(6)
Income tax expense (benefit)	50	(13)
Adjusted EBITDA	$(235)	$(1,116)

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Loss from Continuing Operations	$(1,345)	$(3,203)
Stock-based compensation	309	398
Litigation settlement reserve	75	708
Depreciation and amortization	59	100
Interest and other income	(3)	(6)
Income tax benefit	(17)	(18)
Adjusted EBITDA	$(922)	$(2,021)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released August 16, 2021